Exhibit 99.1

MOD-PAC CORP. Reports Second Quarter 2008 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--MOD-PAC CORP. (NASDAQ: MPAC), an on demand commercial printer and manufacturer of custom paper board packaging, today reported revenue of $11.1 million in the second quarter of 2008, which ended June 28, 2008, compared with revenue of $10.9 million in the second quarter of 2007. Net loss for the second quarter of 2008 was reduced by more than half to $0.5 million, or $0.16 per diluted share, compared with a net loss of $1.3 million, or $0.37 per diluted share, in the same period the prior year.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “Although year-over-year sales growth continues to be a challenge, our initiatives to reduce costs and operate a leaner organization are working, and we were able to reduce our net losses by more than half in the second quarter of 2008 compared with the second quarter of 2007. We will continue our initiatives throughout the year to further reduce costs. We have been proactively seeking and successfully gaining a greater market share of our existing customers’ print needs helping to more than offset natural declines from customer changes in product lines or marketing activities.”

Second Quarter Sales Review

  Folding carton sales, which include custom folding cartons and stock boxes, were flat at $8.6 million in the second quarters of 2008 and 2007. Custom folding carton sales increased slightly to $7.0 million in the second quarter of 2008 compared with $6.9 million in the second quarter of 2007. In spite of the general weakened economy, custom folding carton sales remained steady due to many of the Company’s top customers’ products being somewhat recession-proof, such as food and medical supply packaging, and gaining more business from these customers. The gain in custom folding carton sales was somewhat offset by a slight decline in stock box sales compared with last year’s second quarter.
  Print service sales, which include commercial and personalized print products and services, were $2.3 million in the second quarter of 2008 compared with $2.2 million in the same period the prior year. Commercial print product sales increased 36%, or $0.3 million, to $1.2 million in the second quarter of 2008. Direct mailing services contributed $0.5 million to the total commercial print product sales while cross-selling efforts to a few custom folding carton customers resulted in additional sales in the quarter. Personalized print sales declined $0.1 million to $1.2 million in the second quarter of 2008 mostly as a result of lower internet related sales.

Second Quarter Operating Results

  Gross margin was 11.6% in the second quarter of 2008, a significant improvement compared with 3.9% in the second quarter of 2007. Cost cutting initiatives implemented in the second half of 2007 resulted in lower direct labor, repairs and depreciation expenses year-over-year, which were partially offset by higher paperboard costs in the quarter. Gross margin for the 2008 second quarter was equal to gross margin in the first quarter this year on $0.5 million less product sales as additional measures were taken in the second quarter to reduce costs.
  Selling, general and administrative (SG&A) expenses were $2.1 million, or 18.8% of sales, in the second quarter of 2008 compared with $2.3 million, or 21.3% of sales, in the same period the prior year. Lower wage related costs and depreciation expense as well as strict management of other business expenses combined to improve the year-over-year operating loss to $0.8 million in the second quarter of 2008 compared with a loss of $1.9 million in the second quarter of 2007.
  Reflecting the positive effect of the Company’s cost reduction measures, adjusted earnings before interest, taxes, depreciation and amortization, and non-cash option expenses (Adjusted EBITDA) improved measurably to $0.34 million compared with ($0.56) million in the same period the prior year. The second quarter of 2008 was the third consecutive quarter of positive Adjusted EBITDA. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the reconciliation of Net Loss to Adjusted EBITDA in the attached table.)

Six-Month Review

Sales for the first six months of 2008 were $22.6 million compared with $22.2 million in the first six months of 2007. Custom folding carton sales were up slightly for the first six months of 2008 to $14.0 million compared with $13.7 million in the first half of 2007, while stock box sales were down slightly to $4.1 million from $4.4 million. Commercial print sales were up 64% to $2.1 million in the first half of 2008 compared with the same period the prior year, while personalized print sales of $2.2 million were down from $2.5 million in the same comparable period. The commercial print sales increase was due to mailing service sales for the full first half of 2008 along with additional sales from a few custom folding carton customers. Personalized print internet sales were down 16% in the year-over-year six-month comparable period primarily due to one third party internet vendor bringing its manufacturing in-house.

Gross margin was 11.6% for the first half of 2008, up from 8.5% in the same period the prior year. The improvement was a result of reductions in labor costs, repairs, and depreciation expense combined with price increases which offset paperboard costs increases and weaker product mix.

SG&A expense was $4.1 million, or 18.3% of sales, in the first six months of 2008 compared with $4.9 million, or 22% of sales, in the first six months of 2007. Lower depreciation expense and wage related costs, as well as other cost reduction measures, contributed to the reduction in year-over-year expenses.

Liquidity

Cash and cash equivalents were $0.13 million at June 28, 2008 compared with $0.1 million at December 31, 2007. Borrowings were $1.7 million on the $5 million line of credit at June 28, 2008, up from $0.4 million at December 31, 2007 due to the Company’s net losses, capital expenditures, working capital requirements and the share re-purchase, partially offset by non-cash depreciation and amortization expense, and proceeds from equipment loans. An additional $0.25 million of the line of credit was in use for standby letter of credit. The Company believes that cash and cash equivalents and the committed line of credit will be sufficient to meet operating requirements, capital expenditures and debt service throughout 2008.

Capital expenditures were $1.3 million in the first half of 2008 compared to $1.4 million in the first half of 2007. The prior year included $0.8 million relating to our direct mail asset purchase transaction. Investments in the first half of 2008 were for front-loaded productivity enhancements that will reduce operational costs in the future. Capital expenditures are expected to be up to $1.6 million for the full year.

Depreciation and amortization was $2.0 million for the first six months of 2008 compared with $2.5 million for the same period the prior year.

There were no shares repurchased in the second quarter of 2008. 25,000 shares of common stock were repurchased at an average price of $6.00 per share in the first quarter of 2008. The Company currently has authorization to repurchase up to 75,885 additional common shares.

Outlook

Mr. Keane concluded, “We remain cautiously optimistic about the year. Sales are historically stronger in the second half of the year, and we remain focused on our objectives to grow sales volume, increase the utilization of our asset base and gain operating leverage, and ultimately returning to profitability.”

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 10:30 am ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 291504 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 291504 and account number 3055. The telephonic replay will be available through Tuesday, August 12, 2008 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand, full-color commercial and folding carton print products and services. MOD-PAC also offers data management and direct mail and fulfillment service capabilities. MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC’s strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended		Six months ended
	6/28/2008	6/30/2007	6/28/2008	6/30/2007
Revenue
Product sales	$10,952	$10,768	$22,418	$21,908
Rent	112	138	223	257
Total Revenue	11,064	10,906	22,641	22,165
Cost of products sold	9,781	10,477	20,012	20,289
Gross profit	1,283	429	2,629	1,876
Gross profit margin	11.6%	3.9%	11.6%	8.5%
Selling, general and administrative expense	2,084	2,320	4,140	4,876
Loss from operations	(801)	(1,891)	(1,511)	(3,000)
Operating loss margin	-7.2%	-17.3%	-6.7%	-13.5%
Interest expense, net	73	31	125	36
Other income	(69)	(20)	(81)	(26)
Loss before taxes	(805)	(1,902)	(1,555)	(3,010)
Income tax benefit	(267)	(631)	(517)	(990)
Net loss	$(538)	$(1,271)	$(1,038)	$(2,020)

Basic loss per share:	$(0.16)	$(0.37)	$(0.30)	$(0.59)
Diluted loss per share:	$(0.16)	$(0.37)	$(0.30)	$(0.59)

Weighted average diluted shares outstanding	3,430	3,450	3,438	3,450

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)

($, in thousands)
	Three Months Ended		%	Six Months Ended		%	2008 YTD
							% of
	6/28/2008	6/30/2007	change	6/28/2008	6/30/2007	change	Total
FOLDING CARTONS
Custom folding cartons	$7,043	$6,949	1.4%	$13,994	$13,686	2.3%	62.4%
Stock box	1,570	1,638	-4.2%	4,114	4,447	-7.5%	18.4%
Folding cartons subtotal	8,613	8,587	0.3%	18,108	18,133	-0.1%	80.8%

PRINT SERVICES
Commercial	1,150	846	35.9%	2,138	1,304	64.0%	9.5%
Personalized	1,189	1,335	-10.9%	2,172	2,471	-12.1%	9.7%
Print services subtotal	2,339	2,181	7.2%	4,310	3,775	14.2%	19.2%

Total product revenue	$10,952	$10,768	1.7%	$22,418	$21,908	2.3%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	6/28/2008	12/31/2007
	(unaudited)
ASSETS:
Cash and cash equivalents	$128	$98
Trade accounts receivable:
Customers	4,574	4,332
Allowance for doubtful accounts	(76)	(76)
Net trade accounts receivable	4,498	4,256
Inventories:
Finished goods	2,636	2,214
Work in progress	214	118
Raw materials	1,027	1,209
	3,877	3,541
Prepaid expenses	336	259
Total current assets	8,839	8,154

Property, plant and equipment, at cost	67,959	67,812
Less accumulated depreciation and amortization	(45,399)	(44,488)
Net property, plant and equipment	22,560	23,324
Other assets	1,351	1,316
Total assets	$32,750	$32,794

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$151	$48
Accounts payable	2,966	2,912
Accrued expenses	641	815
Total current liabilities	3,758	3,775

Line of credit	1,700	400
Long-term debt	2,485	2,050
Other liabilities	30	269
Deferred income taxes	-	499
Shareholders' equity	24,777	25,801
Total liabilities and shareholders' equity	$32,750	$32,794

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Six Months Ended
	6/28/2008	6/30/2007
Cash flows from operating activities:
Net loss	$(1,038)	$(2,020)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	1,990	2,460
Provision for doubtful accounts	12	28
Stock option compensation expense	164	129
Deferred income taxes	(519)	(992)
(Gain) Loss on disposal of assets	(54)	9
Cash flow from change in operating assets and liabilities:
Accounts receivables	(254)	(460)
Inventories	(336)	(647)
Prepaid expenses	(77)	45
Other liabilities	(239)	-
Accounts payable	54	(1,046)
Refundable or payable income taxes	-	1,014
Accrued expenses	(174)	(259)
Net cash used in operating activities	$(471)	$(1,739)

Cash flows from investing activities
Proceeds from sale of assets	$125	$-
Decrease in temporary investments	-	1,000
Change in other assets	(41)	(25)
Capital expenditures	(1,266)	(597)
Acquisition of DDM assets	-	(947)
Net cash used in investing activities	$(1,182)	$(569)

Cash flows from financing activities
Principal payments on long-term debt and capital lease	$(42)	$(28)
Increase in line of credit	1,300	-
Proceeds from loans	580	-
Proceeds from issuance of stock	-	8
Purchase of treasury stock	(150)	-
Deferred financing fees	(5)	(40)
Net cash provided by (used in) financing activities	$1,683	$(60)

Net increase (decrease) in cash and cash equivalents	30	(2,368)

Cash and cash equivalents at beginning of year	98	2,444
Cash and cash equivalents at end of period	$128	$76

MOD-PAC CORP.
Reconciliation between GAAP Net Loss and Adjusted EBITDA

(in thousands)	Three Months Ended		Six Months Ended
	6/28/2008	6/30/2007	6/28/2008	6/30/2007

GAAP Net Loss	($538)	($1,271)	($1,038)	($2,020)

Interest	73	31	125	36
Taxes	(267)	(631)	(517)	(990)
Depreciation and amortization	992	1,238	1,990	2,460
Stock-based compensation	83	69	164	129

Adjusted EBITDA	$343	($564)	$724	($385)

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization and non-cash option expense.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com